As filed with the Securities and Exchange Commission on January 13, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

American Assets Trust, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

11455 El Camino Real, Suite 200, San Diego, California 92130

(858) 350-2600

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John W. Chamberlain

Chief Executive Officer and President

American Assets Trust, Inc.

11455 El Camino Real, Suite 200, San Diego, California 92130

(858) 350-2600

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott N. Wolfe, Esq. Julian T.H. Kleindorfer, Esq. Michael E. Sullivan, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 523-5400	David W. Bonser, Esq. Samantha S. Gallagher, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, D.C. 20004 (202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☒ File No. 333-169326

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Common stock, par value $0.01 per share	$44,562,500	$5,174

(1)	Based on the public offering price. Includes shares of common stock that the underwriters have the option to purchase solely to cover overallotments, if any.
(2)	The $44,562,500 proposed maximum aggregate offering price being registered under this Registration Statement is in addition to the $603,750,000 proposed maximum aggregate offering price registered pursuant to the Registrant’s Registration Statement on Form S-11 (File No. 333-169326), as amended, for which an aggregate registration fee of $44,436 was previously paid.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT.

Explanatory Note

This Registration Statement on Form S-11 is being filed to register additional shares of common stock, par value $0.01 per share, of American Assets Trust, Inc., a Maryland corporation, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction G of Form S-11. This Registration Statement includes the registration statement facing page, this page, the signature page, an exhibit index, opinions of counsel regarding the legality of the securities being registered and with respect to tax matters and a related consent and accountants’ consents. This Registration Statement relates to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-169326), initially filed by the Registrant on September 13, 2010 and declared effective by the Securities and Exchange Commission on January 12, 2011 (the “Initial Registration Statement”). This Registration Statement covers the registration of an additional $44,562,500 aggregate offering price of our common stock in the offering related to the Initial Registration Statement. Pursuant to Rule 462(b), the contents of the Registration Statement on Form S-11, as amended (File No. 333-169326), including the exhibits and the power of attorney thereto, are incorporated by reference into this Registration Statement.

Certification

The Registrant hereby certifies to the Securities and Exchange Commission that (1) it has instructed its bank to pay the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Securities and Exchange Commission’s account at Mellon Bank as soon as practicable (but no later than the close of business as of January 13, 2011), (2) it will not revoke such instructions, (3) it has sufficient funds in the relevant account to cover the amount of such filing fee, and (4) it will confirm receipt of such instructions by its bank during regular business hours no later than January 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 13th day of January, 2011.

AMERICAN ASSETS TRUST, INC.

By:	/s/ JOHN W. CHAMBERLAIN
John W. Chamberlain
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERNEST S. RADY Ernest S. Rady	Executive Chairman of the Board of Directors (Principal Executive Officer)	January 13, 2011

/s/ JOHN W. CHAMBERLAIN John W. Chamberlain	Chief Executive Officer and President	January 13, 2011

/s/ ROBERT F. BARTON Robert F. Barton	Chief Financial Officer (Principal Financial and Accounting Officer)	January 13, 2011

EXHIBIT INDEX

Exhibit

5.1	Opinion of Venable LLP

8.1	Opinion of Latham & Watkins LLP with respect to tax matters

23.1	Consent of Venable (included in Exhibit 5.1)

23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

23.3	Consent of Ernst & Young LLP

23.4	Consent of Accuity LLP

24.1	Power of Attorney(1)

(1)	Filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-169326), filed with the Commission on September 13, 2010.